Exhibit 1.01

Conflict Minerals Report of Stratasys Ltd.

This is the Conflict Minerals Report of Stratasys Ltd. for calendar year 2016 in accordance with Rule13p-1 of the Securities Exchange Act of 1934 (“Rule 13p-1”) and Form SD. The Rule was adopted by the Securities and Exchange Commission ("SEC") to implement reporting and disclosure requirements related to "Conflict Minerals" as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 ("Dodd-Frank Act"). Conflict minerals are defined by the SEC as columbite-tantalite (coltan), cassiterite, gold, wolframite, or their derivatives, which are limited to tantalum, tin, and tungsten. Rule 13p-1 imposes certain reporting obligations on SEC registrants whose products contain Conflict Minerals that are necessary to the functionality or production of their products. If the SEC registrant has reason to believe that any of those Conflict Minerals may have originated in the Democratic Republic of the Congo (the “DRC”) or a country that shares an internationally recognized border with the Democratic Republic of the Congo (collectively, “Covered Countries”) or is unable to determine the country of origin of those Conflict Minerals, the SEC registrant is required to submit a Conflict Minerals Report to the SEC that includes a description of the measures it took to exercise due diligence on the Conflict Minerals’ source and chain of custody.

Stratasys Ltd. (“Stratasys” or “we”) is the product of the 2012 merger of two leading additive manufacturing companies, Stratasys, Inc. and Objet Ltd. Our ordinary shares are listed on the NASDAQ Global Select Market under the trading symbol “SSYS”. We have dual headquarters. One of our two principal places of business is located at 7665 Commerce Way, Eden Prairie, Minnesota. Our registered office and other principal place of business is located at 2 Holtzman Street, Science Park, P.O. Box 2496, Rehovot 76124, Israel.

We are a leading global provider of 3D printing and additive manufacturing, or AM, solutions for the creation of parts used in the processes of designing and manufacturing products and for the direct manufacture of end parts. Our solutions include products ranging from entry-level desktop 3D printers to systems for rapid prototyping, or RP, and large production systems for direct digital manufacturing, or DDM. We also develop, manufacture and sell materials for use with our systems and provide related services offerings. We believe that the range of 3D printing consumable materials that we offer, consisting of 15 fused deposition modeling (FDM) cartridge-based materials, 26 PolyJet cartridge-based materials, 5 smooth curvature printing (SCP) inkjet-based materials, 158 non-color digital materials, and over 1,500 color variations, as well as our 4 SolidScape non-toxic thermoplastic modeling materials, is the widest in the industry. Our services offerings include Stratasys Direct Manufacturing printed parts service as well as our professional services.

Our products and services are used in different applications by customers in a broad array of industries, including aerospace, automotive, consumer electronics, consumer goods, medical processes and medical devices, education, dental, jewelry and more. Our customers range from individuals and smaller businesses to large, global enterprises, and we include a number of Fortune 100 companies among our customers.

We offer a broad range of systems, consumables and services for 3D printing and additive manufacturing. Our wide range of solutions, based on our proprietary 3D printing technologies and materials, enhance the ability of designers, engineers and manufacturers to:

●	visualize and communicate product ideas and designs;
●	verify the form, fit and function of prototypes;
●	manufacture tools, jigs, fixtures, casts and injection molds used in the process of manufacturing end-products;
●	manufacture customized and short-run end-products more efficiently and with greater agility; and
●	produce objects that could not otherwise be manufactured through subtractive manufacturing methodologies.

Our product portfolio consists of five series of 3D printing systems and the consumables used by those systems. Our product series comprise the MakerBot desktop series, the Idea Series, the Design Series, the Production Series and the Dental Series. Collectively, this portfolio of products offers a broad range of performance options for users, depending on their desired application, as well as on the nature and size of the designs, prototypes or end-products they seek to produce. Our products are available at a variety of different price points and include entry-level desktop 3D printers, a range of systems for RP, and large production systems for DDM. We also offer a range of 3D printing materials consisting of 15 FDM cartridge-based materials, 26 PolyJet cartridge-based materials, 5 SCP, inkjet-based materials and 158 non-color digital materials, and over 1,500 color variations.

Our products

We offer a dedicated range of products for applications such as rapid prototyping (RP), tooling, as well as manufacturing parts. Our products include 3D printing systems, consumable materials, software and services.

Printing systems

Our 3D printing systems, which are based on our proprietary FDM and PolyJet technologies, are described below:

We offer a series of printing systems suitable for RP, from design validation, visualization and communication to form, fit and functional performance testing. These systems are targeted at work groups and offers a variety of products that provide customers with a broad range of choices of features such as printing capacity, production speed and price. The Objet systems offer high accuracy and print quality using a variety of PolyJet materials. The new F123 product line allows users to create parts in PLA, ABS plus, ASA and PC-ABS materials. These materials enable production of parts with the strength required for true form, fit and functional testing. The F123 is designed to enable ease of use and ease of maintenance and offers easy-to-use but functionality-rich user experience by using the GrabCAD Print software.

We also offer printing systems typically used for Additive Manufacturing – production tooling and end parts applications - and high performance Prototyping applications.

Our FDM technology based systems produce durable, production-grade thermoplastic heated parts suitable for RP manufacturing, tooling and end-used parts use cases.

Our PolyJet technology based high-end printing systems offer the ability to print multiple materials including color printing in a single part build.

We also offer our Solidscape line of 3D printers, materials and software for Additive Manufacturing applications. This line of products combines patent-protected, SCP high-precision ink-jetting technology and high-precision milling of each layer, with our proprietary graphical front-end ModelWorks software. Objects created with these 3D printers are wax patterns and feature extremely high resolution and accuracy; are used primarily for casting in metal jewelry, dental and industrial parts.

Our MakerBot Replicator series represents our desktop 3D printers, compact, and professional-grade 3D printers. Our desktop and compact 3D printers are affordable, and designed for easy, desktop use and are typically used by individuals operating alone or within an enterprise. Our larger, professional 3D printer has a large build volume ideal for industrial prototypes, models and products.

Consumable materials

We sell a broad range of 3D printing materials, consisting of 15 FDM cartridge-based materials, 26 PolyJet cartridge-based materials, five SCP inkjet-based materials and 158 non-color digital materials, and over 1,500 color variations for use in our 3D printers and production systems. The sale of these materials provides us with a recurring revenue stream from users of our 3D printers and production systems.

The materials we sell are described below:

FDM-based materials

The modeling and support filament used in the FDM-based 3D printers and production systems features a wide variety of production grade thermoplastic materials. We continue to develop filament modeling materials that meet our customers’ needs for increased speed, strength, accuracy, surface resolution, chemical and heat resistance, color, and mechanical properties. These materials are processed into our proprietary filament form, which is then utilized by our FDM systems. Our spool-based system has proven to be a significant advantage for our products, because it allows the user to quickly change material by simply mounting the lightweight spool and feeding the desired filament into the FDM devices that are office friendly. Currently, we have a variety of build materials in multiple colors commercially available for use with our FDM technology.

Each material has specific characteristics that make it appropriate for various applications. The ability to use different materials allows the user to match the material to the end use application, whether it is a pattern for tooling, a concept model, a functional prototype, a manufacturing tool, or a DDM end use part.

PolyJet-based materials

Our resin consumables, which consist of our PolyJet family of proprietary acrylic-based photopolymer materials, are designed for use with our PolyJet printing systems and enable users of those products to create highly accurate, finely detailed 3D models and parts for a wide range of prototype development and customized manufacturing applications. The wide variety of resins within the PolyJet family is characterized by transparent, colored, or opaque visual properties and flexible, rigid or other physical properties. Support materials that are used together with the model materials enable the 3D printing of models with a wide array of complex geometries. Our PolyJet materials are produced in-house and are specially designed for our printing systems.

We have invested significant research and development efforts in optimizing our PolyJet materials for use with inkjet technology. These efforts are reflected in the properties of these materials, which enable them to be packaged, stored, combined and readily cured upon printing. Our PolyJet materials are packaged in cartridges for safe handling and are suitable for use in office environments. The polymerized materials can also be machined, drilled, chrome-plated or painted in most cases.

SCP inkjet-based materials

Our Solidscape inkjet-based materials feature excellent lost wax casting qualities, including fast melt out, no ash or residue, and no thermal expansion. Currently, we have four modeling materials commercially available for use with our Solidscape technology. These include materials formulated specifically for particular industries, such as a thermalpolyester formula developed to help retail jewelers and manufacturers meet the demand for finished goods using less precious materials and a thermalpolyester material formulated to deliver high casting yields for dental applications.

Key Portfolio Additions & Innovations in 2016 and Early 2017

To further strengthen our leadership position and following our strategy to deepen the focus on additive manufacturing, tooling and rapid prototyping for specific vertical market, we announced a variety of innovations in 2016 across multiple applications for various key vertical markets, such as automotive, aerospace, consumer products and healthcare.

Stratasys J 750 fist true color 3D printer

In April 2016, we introduced what we believe to be an industry-first with our market-disruptive 3D printer, the J750. The new solution breaks restrictive technology barriers, enabling customers for the first time to mix-and-match full color gradients alongside a wide range of materials to achieve one-stop realism without post-processing. This, together with the system's superior versatility, makes the J750 a choice 3D printing solution for product designers, engineers and manufacturers, as well as service bureaus.

As the premier addition to the Objet Connex multi-color, multi-material series of 3D Printers, the Stratasys J 750 allows customers to choose from more than 360,000 different color shades plus multiple material properties - ranging from rigid to flexible and opaque to transparent. Prototypes can include a vast array of colors, materials and material properties in the same part, speeding production of realistic models, prototypes and parts for virtually any application need - as well as delivering incomparable 3D printing versatility to produce tooling, molds, jigs and fixtures and more.

The Stratasys F123 Series – Smarter Prototyping for Workgroups

In February 2017, we introduced the F123 Series, a new comprehensive rapid prototyping solution that answers the specific needs of professional designers and engineers in the workgroup and office setting. For the first time, the F123 Series enables end-to-end rapid prototyping for every stage of the prototyping process: Rapid, economically-effective concept verification models in PLA material and fast-draft mode; advanced design validation prototypes using a 0.005 in. slice resolution and soluble support for unmatched precision, repeatability and aesthetics. Functional performance testing is enabled with a wide range of functional FDM materials including ABS, ASA, and PC-ABS.

Utilizing over 30 patented inventions selected from the entire Stratasys FDM range together with several new patents pending, the F123 Series offers wide-ranging engineering and interface usability enhancements to answer the needs of design workgroups: Engineering grade quality prototyping results - but easy enough for anyone to learn and operate. Professional levels of productivity - but quiet and unobtrusive enough to work in the office environment. The system incorporates GrabCAD Print software that enables printing straight from native CAD files, as well as the ability to manage jobs in real-time and from remote. The F123 Series comes in a range of 3 versatile platform sizes.

Easier to Manufacture Complex Hollow Composite Parts with New Sacrificial Tooling Solution

Sacrificial tooling, a process in which 3D printed molds are wrapped in composite material and then removed after part curing, enables manufacturers to rapidly and cost-effectively create complex, hollow composite parts. We are improving this process with a new sacrificial tooling solution, consisting of our new ST-130 material and new fill patterns. Together, the new material and fill patterns provide faster dissolution, rapid build speed, better autoclave performance and greatly improved tool quality.

Tough PC-ABS Material Now Available on More Stratasys 3D Printers

With its high durability and smooth matte finish, PC-ABS is a natural choice for challenging applications, such as power-tool prototyping and industrial equipment manufacturing. Owners of the F370, Fortus 380mc and 450mc 3D Printers will now have the ability to leverage PC-ABS, reducing time-to-market and high tooling costs for low-volume and custom production builds. 3D printing in real engineering thermoplastics results in stronger parts, more confident testing and prototypes that mimic the material properties of the final product.

Next Generation Production line enhancement for Fortus 900 mc

The Stratasys Fortus 900mc next Generation offers a streamlined workflow and easier job-monitoring with an internal camera and GrabCAD Print Software. Standard certifications are included, eliminating the effort and cost to qualify the 3D printer for the user's production floor.

New FDM Material Nylon 6

Stratasys Nylon 6 combines the strength of ULTEM 9085™ with the toughness of Nylon 12. It affords a higher strength and stiffness as well as a better 3D printed appearance than Nylon 12. Nylon 6 is one of the most widely used thermoplastics applied in traditional manufacturing. For FDM 3D printing, Stratasys Nylon 6 is specially formulated to control the right balance between mature Nylon 6 properties and controlled shrinkage effects during the FDM 3D printing process.

Stratasys Manufacturing Aids Package

Our Manufacturing Aids Package offers assistance to manufacturers seeking to create custom manufacturing tools. The materials-and-services package includes 40 hours of design work from Stratasys Professional Services to make producing a first tool easy.

To create strong, lightweight tools, the kit includes canisters of thermoplastic build material and support material. Build material includes Nylon 6 - our newest engineering-grade material - as well as PC and ASA plastic. ASA is available in a choice of ten colors. The Manufacturing Aids Package includes our new SR-35 advanced soluble support material which offers faster dissolve time and extended bath life compared to our previous SR-30 soluble support material.

As an issuer that offers products that include Conflict Minerals necessary in our manufactured products, we are subject to Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 Section 1502 reporting requirements associated with Conflict Minerals and the Rule 13p-1.

1. Reasonable Country of Origin Inquiry

In accordance with our Conflict Minerals Policy, Stratasys has concluded in good faith that during calendar year 2016, we have manufactured and contracted to manufacture products containing all four Conflict Minerals and have determined that the use of these minerals is necessary to the functionality or production of these products.

We performed a reasonable country of origin inquiry (“RCOI”) simultaneously with the due diligence phase in which we engaged to determine whether the Conflict Minerals necessary to the functionality or production of our products were or were not “DRC conflict free.” This was done simultaneously due to the large number of applicable suppliers from which we source materials that we surveyed and the time frame in which we needed to complete both the RCOI and due diligence. We operate significantly downstream from the sources from the minerals used in our products’ components. As such, we rely upon the due diligence conducted by our own supply base to which we have limited amount of control. Our RCOI that we conduct therefore has certain limitations which limit the total degree of certainty that can be determined. Our RCOI employed several methods to assess whether the necessary Conflict Minerals in our products originated from the DRC or Covered Countries. These measures consisted primarily of the following actions:

a)	Internal assessments of our products to determine which contain or may contain necessary Conflict Minerals.

b)	We identified a list of supplier we purchased from directly during calendar year 2016 (“Tier 1 Suppliers”), and segmented the list according to the type of material the supplier provides. Some of the suppliers' categories were excluded for the following reasons: they were not necessary to the functionality or production of the products, they didn't contain Conflict Minerals or the supplier provided a commercial off the shelf product.

c)	To reduce the risk of not receiving full information from our Tier 1 Suppliers, we also directly approach plastic, metal and electronic manufacturers, even though we have not purchased from them directly. We rely on our in-scope suppliers and manufacturers to provide us with information concerning the source and chain of custody of Conflict Minerals contained in the products and components they supply. The cumulative number of suppliers and manufacturers (“in scope suppliers”) we have approached is 821.

d)	Solicited survey responses using the standard template designed by the Conflict Free Sourcing Initiative (CFSI) (the “Conflict Minerals Reporting Template” (“CMRT”)). We engaged our supply chain to respond to the CMRT by referring suppliers to training materials that included an overview of the law and instructions on how to complete the CMRT.

e)	Assessment of responses received for information that would identify as inconsistent, incomplete, or inaccurate. In addition, we validate CMRTs received from suppliers to identify deviation from the CFSI requirements. Responses that failed any of the “red flag” review tests were identified for additional follow up.

e)	To non-responsive in scope suppliers, we sent periodic reminders to provide surveys or updated responses.

Based on the RCOI conducted, Stratasys has reason to believe that a portion of the Conflict Minerals necessary to the functionality of its products originated in the DRC or a Covered Country and knows, or has reason to believe, that those necessary Conflict Minerals may not be from recycled or scrap sources. Based on this result, Stratasys conducted due diligence activities and details these efforts in this Conflict Minerals Report.

2. Due Diligence

Due diligence design

In accordance with Rule 13p-1 and Form SD, we undertook due diligence to determine whether the Conflict Minerals necessary to the functionality or production of our products were or were not “DRC conflict free.” We designed our due diligence measures to be in conformity, in all material respects, with the internationally recognized due diligence framework as set forth in the Organization for Economic Cooperation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (OECD, 2013) (“OECD Framework”) and related supplements for Conflict Minerals.

The five steps defined in the OECD Due Diligence Guidance are: (1) establishment of strong internal company management systems; (2) identification and assessment of risks in the supply chain; (3) design and implementation of a strategy to respond to risks as they are identified; (4) carry out independent third-party audits of smelters’ and refiners’ due diligence practices; and (5) report annually on supply chain due diligence.

Due diligence measures undertaken

The due diligence measures we undertook consisted primarily of:

a. Established strong company management systems.

We reviewed and maintained the company management systems previously established through the following actions:

●

Reviewed our Conflict Minerals Policy in order to assess whether any updates were required. We strive to ensure that purchased metals originate only from smelters validated as being Conflict Mineral free. In addition, we expect our suppliers to comply with the terms of our Conflict Minerals Policy and encourage them to define, implement and communicate to their sub-suppliers their own policy, outlining their commitment to responsible sourcing of these materials, legal compliance and measures for implementation. Our Conflict Minerals Policy is available at http://files.shareholder.com/downloads/AMDA-FNA1K/4441022834x0x748757/72402B7D-BD98-4480-A580-59F519FDBC16/Stratasys-CM_Policy_FINAL_DISTRIBUTED_04-29-14.pdf.

●

Maintained the Conflict Minerals Governance Charter that sets the Conflict Minerals annual work plan including: steps for compliance, objectives, timeline, internal management and cross functional team with identified roles and responsibilities to support supply chain due diligence.

●	Held periodic meetings of the cross functional team, for the purpose of sharing best practices and monitoring our progress regarding the various steps required for compliance.
●

Engaged with in scope suppliers and referred them to training materials online, including an overview of relevant Conflict Minerals regulation and provided instructions on how to respond to the due diligence survey (which was based on the CMRT).

●	Included a Conflict Minerals provision to our standard Terms and Conditions of Purchase to require suppliers to comply with our Conflict Minerals Policy and requirements.
●	Communicated the due diligence efforts to customers, suppliers and other relevant functions in our organization, as applicable.
●	Maintained a grievance mechanism whereby concerns and violations of the Conflict Minerals Policy should be reported to Stratasys’ Chief Financial Officer and/or Vice President Legal affairs).

b. Identified and assessed risks in the supply chain

As part of our risk based approach, Stratasys identified the suppliers from which it made purchases over a specified amount during 2016. We assessed two primary risks in our supply chain: (1) the risk of not receiving timely and accurate information from the supplier; and (2) the risk of not being able to replace a supplier while trying to move towards the goal of being Conflict Minerals free.

In order to segment our suppliers into three risk levels (high, medium and low) we have identified and assessed Conflict Minerals-related risks based on suppliers’ and manufacturers’ characteristics, such as the geographical location of the supplier, whether or not the supplier is an SEC registrant, the supplier’s reputation in the industry, our spending with a supplier during calendar year 2016 and the extent to we are dependent upon any particular manufacturer or supplier or the availability of alternative suppliers. This segmentation allowed us to invest our risk mitigation efforts according to the supplier level of risk.

We have identified, to the best of our efforts, the smelters and refiners in the supply chain by conducting a supply chain survey using the CMRT, requesting suppliers and manufactures to identify smelters and refiners and country of origin of the Conflict Minerals in products they supply to Stratasys. In addition, Stratasys compared smelters and refiners identified by the supply chain survey against the list of facilities that have received a "conflict free" designation from the Conflict Free Smelter Program (“CFSP”) or other independent third party audit program.

As part of the risk assessment phase, we identified that 46.7% of our in scope suppliers have policy in place that addresses the Conflict Minerals sourcing and 14.5% do not provide us with products containing Conflict Minerals.

c. Designed and implemented a strategy to respond to identified risks

The findings of the supply chain risk assessment were and continue to be reported to designated members of our senior management. As part of our risk management strategy we continue to work with the in scope suppliers while we advance our efforts to investigate our supply chain as follows:

●	Contacted in scope suppliers whose responses were identified as incomplete, inconsistent or inaccurate.
●

Reviewed in scope suppliers’ responses to track smelters and refiners in our supply chain that supply us with Conflict Minerals and have not received a conflict-free designation based on the CFSP or other independent third party validation program.

●	Referred in scope suppliers to online training materials that included an overview of the law and instructions on how to complete the CMRT.
●

As part of our continued risk management efforts, we send follow up letters to high risk non-responsive in scope suppliers, and to in scope suppliers who declared the existence of Conflict Minerals in their supply chain from the DRC or Covered Countries from non-certified smelters.

Supply chain due diligence is a dynamic process that requires on-going risk monitoring. In order to ensure effective management of risks, we review the risk identification process occasionally and update the risk mitigation strategy accordingly.

d. Reviewed independent third-party audit of smelter and refiner due diligence practices

Stratasys is a downstream consumer of necessary Conflict Minerals and is many steps removed from smelters and refiners who provide minerals and ores. Therefore, Stratasys does not perform audits of smelters and refiners within the supply chain. As a result, Stratasys’ due diligence efforts relied on reviewing cross-industry initiatives such as those led by the CFSI to conduct smelter and refiner due diligence.

e. Prepared this annual report on supply chain due diligence

Stratasys’ Conflict Mineral Policy states that we will comply with Section 1502 of the Dodd Frank Act which includes filing a Form SD and this Conflict Minerals report with the SEC and posting publicly on the Internet.

3. Results of Assessment

We conducted a supply chain survey of the 703 in scope suppliers that we identified may contribute necessary Conflict Minerals to our products compared to 806 in scope suppliers in calendar year 2015. In calendar year 2016 we included metal, electronics and plastic suppliers and manufacturers and took a risk based approach which focus on the majority of spend.

We received responses from in scope suppliers representing approximately a 54.5% response rate, containing the names and locations of smelters and refiners (see Annex 1) and country of origin (see Annex 2) that process Conflict Minerals, compared to approximately a 54% response rate attained for reporting year 2016.

Of the 54.5% of suppliers and manufacturers that responded:

●	4.7% of in scope suppliers were classified as “DRC conflict free”
●	3.1% of in scope suppliers were classified as “Not from DRC”
●	26.6% of in scope suppliers were classified as “Free no Conflict Minerals”
●	7.6% of in scope suppliers were classified as “Undetermined not from DRC”
●	58% of in scope suppliers were classified as “Undetermined from DRC”

The terms above have the following meaning as part of our due diligence efforts:

●

“DRC conflict free” indicates that the in scope suppliers that reported that the Conflict Minerals being used in the products provided to Stratasys originate from Covered Countries, but the smelters are approved by the CFSI Conflict Free Smelter Program.

●	“Not from DRC” indicates that the in scope suppliers that reported that they were sourcing Conflict Minerals but from countries other than the Covered Countries.
●

“Free no 3TG” indicates that the in scope suppliers that reported that Conflict Minerals are not contained in the product, or are not necessary for the functionality or are not included in the production of the products provided to Stratasys.

●

“Undetermined not from DRC” indicates that the in scope suppliers that reported the Conflict Minerals being used in the products do not originate from Covered Countries but they have not yet concluded their due diligence process so this determination can potentially change. Due diligence for these in scope suppliers will continue until the status changes or is confirmed.

●

“Undetermined from DRC” indicates that the in scope suppliers that reported the Conflict Minerals being used originate from Covered Countries and the smelters are approved by the CFSI program, but they have not yet concluded their due diligence process so this determination can potentially change. Due diligence for these in scope suppliers will continue until the status changes or is confirmed.

Despite in scope suppliers indicating that they source Conflict Minerals from the DRC and Covered Countries, these in scope suppliers were unable to accurately report which specific smelters or refiners were part of the supply chain of the components sold to Stratasys in 2016.

As a result of this lack of information, Stratasys is unable to determine the full list of facilities used to process those necessary Conflict Minerals or their country of origin and to conclude whether or not the Conflict Minerals used in its products may have directly or indirectly financed armed groups in Covered Countries. Stratasys’ efforts to determine the mine(s) or location of origin included the use of the due diligence measures described above.

Smelters and refiners verified as conflict free or in the audit process:

Tin	79 of 92 (86%)
Tantalum	45 of 49 (91.2%)
Tungsten	46 of 53 (86.8%)
Gold	100 of 136 (73.5%)
Total	270 of 330 (81.8%)

Status of identified smelters and refiners:

Verified Conflict Free (CFSI Compliant)	257 of 330 (77.9%)
Participating in an audit process (CFSI Active)	13 of 330 (3.9%)
Not Participating	60 of 330 (18.2%)
Total (Conflict Free and under Audit process)	270 of 330 (81.8%)

Additional Risk Factors

The statements above are based on the RCOI process and due diligence performed in good faith by Stratasys. These statements are based on the infrastructure and information available at the time. A number of factors could introduce errors or otherwise affect our conclusions.

These factors include, but are not limited to, gaps in product or product content information, gaps in supplier data, errors or omissions by or of suppliers, confusion over requirements of SEC final rules, gaps in supplier education and knowledge, lack of timeliness of data, public information not discovered during a reasonable search, errors in public data, language barriers and translation, supplier unfamiliarity with the protocol, conflict area sourced materials being declared secondary materials, companies going out of business in 2016 and smuggling of conflict area Conflict Minerals to countries beyond the Covered Countries.

We do not gather information from our suppliers on a continuous or real-time basis, but rather information is gathered from suppliers at the time that it’s provided in a CMRT.

We cannot be certain about our conclusions regarding the source and chain of custody of the necessary Conflict Minerals, as the information comes from direct and secondary suppliers and independent third party audit programs.

Continuous improvement efforts to mitigate risk

Stratasys continues to take, as applicable, the following steps to improve the due diligence process and mitigate the possibility that we are utilizing Conflict Minerals that benefit armed groups contributing to human rights violations:

●	Continue to conduct and report annually on supply chain due diligence for the applicable Conflict Minerals, as required by Rule 13p-1.
●

Work with in scope suppliers that did not respond to Stratasys’ 2013, 2014, 2015 or 2016 surveys to help them understand the importance of this initiative to Stratasys and to encourage their participation in 2017.

●	Attempt to validate in scope supplier responses using information collected via independent, conflict-free smelter validation programs such as the CFSP.
●	Send follow up letters to high risk non-responsive in scope suppliers and to in scope suppliers with Conflict Minerals from the Covered Countries from non-certified smelters.

This Report contains “forward-looking statements” within the meaning of U.S. federal securities laws. These forward-looking statements can generally be identified as such because the context of the statement will include words such as “may”, “will,” “intends,” “plans,” “believes,” “anticipates,” “expects,” “estimates,” “predicts,” “potential,” “continue,” or “opportunity,” the negative of these words or words of similar import. Examples of forward-looking statements include statements relating to our future plans, and any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may or may not prove to be accurate. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. As a result, these statements speak only as of the date they are made and we undertake no obligation to update or revise any forward-looking statement, except as required by U.S. federal securities laws.

Annex 1

Names And Locations of Smelters and Refiners

Metal	Smelter or Refiner Name	Smelter or Refiner Country
Gold	Advanced Chemical Company	United States of America
Gold	JX Nippon Mining & Metals Co., Ltd.	Japan
Gold	Kazakhmys Smelting LLC	Kazakhstan
Gold	Kazzinc	Kazakhstan
Gold	Kennecott Utah Copper LLC	United States of America
Gold	Kojima Chemicals Co., Ltd.	Japan
Gold	Kyrgyzaltyn JSC	Kyrgyzstan
Gold	L'azurde Company For Jewelry	Saudi arabia
Gold	Lingbao Gold Co., Ltd.	China
Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	China
Gold	LS-NIKKO Copper Inc.	Korea (Republic of)
Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	China
Gold	Materion	United States of America
Gold	Matsuda Sangyo Co., Ltd.	Japan
Gold	Metalor Technologies (Suzhou) Ltd.	China
Gold	Metalor Technologies (Hong Kong) Ltd.	China
Gold	Metalor Technologies (Singapore) Pte., Ltd.	Singapore
Gold	Metalor Technologies S.A.	Switzerland
Gold	Metalor USA Refining Corporation	United States of America
Gold	Metalúrgica Met-Mex Peñoles S.A. De C.V.	Mexico
Gold	Mitsubishi Materials Corporation	Japan
Gold	Mitsui Mining and Smelting Co., Ltd.	Japan
Gold	Moscow Special Alloys Processing Plant	Russian Federation
Gold	Nadir Metal Rafineri San. Ve Tic. A.Ş.	Turkey
Gold	Navoi Mining and Metallurgical Combinat	Uzbekistan
Gold	Nihon Material Co., Ltd.	Japan
Gold	Elemetal Refining, LLC	United States of America
Gold	Ohura Precious Metal Industry Co., Ltd.	Japan
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	Russian Federation
Gold	PAMP S.A.	Switzerland
Gold	Penglai Penggang Gold Industry Co., Ltd.	China
Gold	Prioksky Plant of Non-Ferrous Metals	Russian Federation
Gold	PT Aneka Tambang (Persero) Tbk	Indonesia
Gold	PX Précinox S.A.	Switzerland
Gold	Rand Refinery (Pty) Ltd.	South Africa
Gold	Royal Canadian Mint	Canada
Gold	Sabin Metal Corp.	United States of America
Gold	Samduck Precious Metals	Korea (Republic of)
Gold	Samwon Metals Corp.	Korea (Republic of)
Gold	Schone Edelmetaal B.V.	Netherlands
Gold	SEMPSA Joyería Platería S.A.	Spain

Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	China
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China
Gold	Sichuan Tianze Precious Metals Co., Ltd.	China
Gold	So Accurate Group, Inc.	United States of America
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	Russian Federation
Gold	Solar Applied Materials Technology Corp.	Taiwan
Gold	Sumitomo Metal Mining Co., Ltd.	Japan
Gold	Tanaka Kikinzoku Kogyo K.K.	Japan
Gold	Great Wall Precious Metals Co., Ltd. of CBPM	China
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	China
Gold	Tokuriki Honten Co., Ltd.	Japan
Gold	Tongling Nonferrous Metals Group Co., Ltd.	China
Gold	Torecom	Korea (Republic of)
Gold	Umicore Brasil Ltda.	Brazil
Gold	Umicore S.A. Business Unit Precious Metals Refining	Belgium
Gold	United Precious Metal Refining, Inc.	United States of America
Gold	Valcambi S.A.	Switzerland
Gold	Western Australian Mint trading as The Perth Mint	Australia
Gold	Yamamoto Precious Metal Co., Ltd.	Japan
Gold	Yokohama Metal Co., Ltd.	Japan
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China
Gold	Zijin Mining Group Co., Ltd. Gold Refinery	China
Gold	Morris and Watson	New Zealand
Gold	SAFINA A.S.	Czech Republic
Gold	Guangdong Jinding Gold Limited	China
Gold	Umicore Precious Metals Thailand	Thailand
Gold	Geib Refining Corporation	United States of America
Gold	MMTC-PAMP India Pvt., Ltd.	India
Gold	Republic Metals Corporation	United States of America
Gold	KGHM Polska Miedź Spólka Akcyjna	Poland
Gold	Fidelity Printers and Refiners Ltd.	Zimbabwe
Gold	Singway Technology Co., Ltd.	Taiwan
Gold	Al Etihad Gold Refinery DMCC	United States of America
Gold	Emirates Gold DMCC	United States of America
Gold	Kaloti Precious Metals	United States of America
Gold	Sudan Gold Refinery	Sudan
Gold	T.C.A S.p.A	Italy
Gold	Remondis Argentia B.V.	Netherlands
Gold	Tony Goetz NV	Belgium
Gold	Korea Zinc Co., Ltd.	Korea (Republic of)
Gold	TOO Tau-Ken-Altyn	Kazakhstan
Gold	Abington Reldan Metals, LLC	United States of America
Gold	SAAMP	France
Gold	SAXONIA Edelmetalle GmbH	Germany
Gold	WIELAND Edelmetalle GmbH	Germany
Gold	Ögussa Österreichische Gold- und Silber-Scheideanstalt GmbH	Austria
Gold	AU Traders and Refiners	South Africa
Gold	AURA-II	United States of America

Gold	Gujarat Gold Centre	India
Gold	Sai Refinery	India
Gold	Universal Precious Metals Refining Zambia	Zambia
Gold	Modeltech Sdn Bhd	Malaysia
Gold	Bangalore Refinery	India
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	China
Tantalum	Conghua Tantalum and Niobium Smeltry	China
Tantalum	Duoluoshan	China
Tantalum	Exotech Inc.	United States of America
Tantalum	F&X Electro-Materials Ltd.	China
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	China
Tantalum	Hi-Temp Specialty Metals, Inc.	United States of America
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China
Tantalum	Jiujiang Tanbre Co., Ltd.	China
Tantalum	King-Tan Tantalum Industry Ltd.	China
Tantalum	LSM Brasil S.A.	Brazil
Tantalum	Metallurgical Products India Pvt., Ltd.	India
Tantalum	Mineração Taboca S.A.	Brazil
Tantalum	Mitsui Mining and Smelting Co., Ltd.	Japan
Tantalum	Molycorp Silmet A.S.	Estonia
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China
Tantalum	QuantumClean	United States of America
Tantalum	RFH Tantalum Smeltry Co., Ltd.	China
Tantalum	Solikamsk Magnesium Works OAO	Russian Federation
Tantalum	Taki Chemical Co., Ltd.	Japan
Tantalum	Telex Metals	United States of America
Tantalum	Ulba Metallurgical Plant JSC	Kazakhstan
Tantalum	Zhuzhou Cemented Carbide Group Co., Ltd.	China
Tantalum	Yichun Jin Yang Rare Metal Co., Ltd.	China
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	China
Tantalum	D Block Metals, LLC	United States of America
Tantalum	FIR Metals & Resource Ltd.	China
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	China
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	China
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	China
Tantalum	KEMET Blue Metals	Mexico
Tantalum	Plansee SE Liezen	Austria
Tantalum	H.C. Starck Co., Ltd.	Thailand
Tantalum	H.C. Starck GmbH Goslar	Germany
Tantalum	H.C. Starck GmbH Laufenburg	Germany
Tantalum	H.C. Starck Hermsdorf GmbH	Germany
Tantalum	H.C. Starck Inc.	United States of America
Tantalum	H.C. Starck Ltd.	Japan
Tantalum	H.C. Starck Smelting GmbH & Co. KG	Germany
Tantalum	Plansee SE Reutte	Austria
Tantalum	Global Advanced Metals Boyertown	United States of America
Tantalum	Global Advanced Metals Aizu	Japan
Tantalum	KEMET Blue Powder	United States of America

Tantalum	Tranzact, Inc.	United States of America
Tantalum	E.S.R. Electronics	United States of America
Tantalum	Resind Indústria e Comércio Ltda.	Brazil
Tantalum	Jiangxi Tuohong New Raw Material	China
Tantalum	Power Resources Ltd.	Macedonia (the former Yugoslav Republic of)
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	China
Tin	Jiangxi Ketai Advanced Material Co., Ltd.	China
Tin	CNMC (Guangxi) PGMA Co., Ltd.	China
Tin	Alpha	United States of America
Tin	Cooperativa Metalurgica de Rondônia Ltda.	Brazil
Tin	CV Gita Pesona	Indonesia
Tin	PT Justindo	Indonesia
Tin	PT Aries Kencana Sejahtera	Indonesia
Tin	CV Serumpun Sebalai	Indonesia
Tin	CV United Smelting	Indonesia
Tin	Dowa	Japan
Tin	EM Vinto	Bolivia (Plurinational State of)
Tin	Estanho de Rondônia S.A.	Brazil
Tin	Fenix Metals	Poland
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	China
Tin	Huichang Jinshunda Tin Co., Ltd.	China
Tin	Gejiu Kai Meng Industry and Trade LLC	China
Tin	China Tin Group Co., Ltd.	China
Tin	Malaysia Smelting Corporation (MSC)	Malaysia
Tin	Metallic Resources, Inc.	United States of America
Tin	Mineração Taboca S.A.	Brazil
Tin	Minsur	Peru
Tin	Mitsubishi Materials Corporation	Japan
Tin	Nankang Nanshan Tin Manufactory Co., Ltd.	China
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	Thailand
Tin	Operaciones Metalurgical S.A.	Bolivia (Plurinational State of)
Tin	PT Artha Cipta Langgeng	Indonesia
Tin	PT Babel Inti Perkasa	Indonesia
Tin	PT Bangka Tin Industry	Indonesia
Tin	PT Belitung Industri Sejahtera	Indonesia
Tin	PT Bukit Timah	Indonesia
Tin	PT DS Jaya Abadi	Indonesia
Tin	PT Eunindo Usaha Mandiri	Indonesia
Tin	PT Karimun Mining	Indonesia
Tin	PT Mitra Stania Prima	Indonesia
Tin	PT Panca Mega Persada	Indonesia
Tin	PT Prima Timah Utama	Indonesia
Tin	PT Refined Bangka Tin	Indonesia
Tin	PT Sariwiguna Binasentosa	Indonesia
Tin	PT Stanindo Inti Perkasa	Indonesia
Tin	PT Sumber Jaya Indah	Indonesia

Tin	PT Timah (Persero) Tbk Kundur	Indonesia
Tin	PT Timah (Persero) Tbk Mentok	Indonesia
Tin	PT Tinindo Inter Nusa	Indonesia
Tin	PT Tommy Utama	Indonesia
Tin	Rui Da Hung	Taiwan
Tin	Soft Metais Ltda.	Brazil
Tin	Thaisarco	Thailand
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	China
Tin	VQB Mineral and Trading Group JSC	Vietnam
Tin	White Solder Metalurgia e Mineração Ltda.	Brazil
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China
Tin	Yunnan Tin Company Limited	China
Tin	CV Venus Inti Perkasa	Indonesia
Tin	Magnu's Minerais Metais e Ligas Ltda.	Brazil
Tin	PT Tirus Putra Mandiri	Indonesia
Tin	PT Wahana Perkit Jaya	Indonesia
Tin	Melt Metais e Ligas S.A.	Brazil
Tin	PT ATD Makmur Mandiri Jaya	Indonesia
Tin	Phoenix Metal Ltd.	Rwanda
Tin	O.M. Manufacturing Philippines, Inc.	Philippines
Tin	PT Inti Stania Prima	Indonesia
Tin	CV Ayi Jaya	Indonesia
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	Vietnam
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	Vietnam
Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company	Vietnam
Tin	CV Dua Sekawan	Indonesia
Tin	CV Tiga Sekawan	Indonesia
Tin	PT Cipta Persada Mulia	Indonesia
Tin	An Vinh Joint Stock Mineral Processing Company	Vietnam
Tin	Resind Indústria e Comércio Ltda.	Brazil
Tin	PT O.M. Indonesia	Indonesia
Tin	Metallo-Chimique N.V.	Belgium
Tin	Elmet S.L.U.	Spain
Tin	PT Bangka Prima Tin	Indonesia
Tin	PT Sukses Inti Makmur	Indonesia
Tin	An Thai Minerals Co., Ltd.	Vietnam
Tin	PT Kijang Jaya Mandiri	Indonesia
Tin	HuiChang Hill Tin Industry Co., Ltd.	China
Tin	Gejiu Fengming Metallurgy Chemical Plant	China
Tin	Guanyang Guida Nonferrous Metal Smelting Plant	China
Tin	Modeltech Sdn Bhd	Malaysia
Tin	Gejiu Jinye Mineral Company	China
Tin	PT Lautan Harmonis Sejahtera	Indonesia
Tungsten	A.L.M.T. TUNGSTEN Corp.	Japan
Tungsten	Kennametal Huntsville	United States of America
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	China
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China

Tungsten	Dayu Weiliang Tungsten Co., Ltd.	China
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	China
Tungsten	Global Tungsten & Powders Corp.	United States of America
Tungsten	Hunan Chenzhou Mining Co., Ltd.	China
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	China
Tungsten	Japan New Metals Co., Ltd.	Japan
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	China
Tungsten	Kennametal Fallon	United States of America
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	Vietnam
Tungsten	Vietnam Youngsun Tungsten Industry Co., Ltd.	Vietnam
Tungsten	Wolfram Bergbau und Hütten AG	Austria
Tungsten	Xiamen Tungsten Co., Ltd.	China
Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	China
Tungsten	Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.	China
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	China
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	China
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	China
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	China
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	China
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China
Tungsten	Asia Tungsten Products Vietnam Ltd.	Vietnam
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	China
Tungsten	Dayu Jincheng Tungsten Industry Co., Ltd.	China
Tungsten	Jiangxi Xiushui Xianggan Nonferrous Metals Co., Ltd.	China
Tungsten	Ganzhou Yatai Tungsten Co., Ltd.	China
Tungsten	H.C. Starck GmbH	Germany
Tungsten	H.C. Starck Smelting GmbH & Co.KG	Germany
Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	Vietnam
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China
Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	China
Tungsten	Niagara Refining LLC	United States of America
Tungsten	Jiangxi Dayu Longxintai Tungsten Co., Ltd.	China
Tungsten	Hydrometallurg, JSC	Russian Federation
Tungsten	Unecha Refractory metals plant	Russian Federation
Tungsten	South-East Nonferrous Metal Company Limited of Hengyang City	China
Tungsten	Philippine Chuangxin Industrial Co., Inc.	Philippines
Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	China
Tungsten	ACL Metais Eireli	Brazil
Tungsten	Woltech Korea Co., Ltd.	Korea (Republic of)
Tungsten	Moliren Ltd	Russian Federation

Annex 2

Country of Origin

Gold	Tantalum	Tin	Tungsten
Australia	Austria	Belgium	Austria
Austria	Brazil	Bolivia (Plurinational State of)	Brazil
Belgium	China	Brazil	China
Brazil	Estonia	China	Germany
Canada	Germany	Indonesia	Japan
China	India	Japan	Korea (republic of)
Czech republic	Japan	Malaysia	Philippines
France	Kazakhstan	Peru	Russian federation
Germany	Macedonia (the former Yugoslav Republic of)	Philippines	United States of America
India	Mexico	Poland	Vietnam
Indonesia	Russian federation	Rwanda
Italy	Thailand	Spain
Japan	United States of America	Taiwan
Kazakhstan		Thailand
Korea (Republic of)		United States of America
Kyrgyzstan		Vietnam
Malaysia
Mexico
Netherlands
New Zealand
Philippines
Poland
Russian Federation
Saudi Arabia
Singapore
South Africa
Spain
Sudan
Sweden
Switzerland
Taiwan, Province of China
Thailand
Turkey
United Arab Emirates
United States of America
Uzbekistan
Zambia
Zimbabwe